Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Ken.Diptee@dinebrands.com

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Names Vance Chang as Chief Financial Officer;

Allison Hall Appointed Senior Vice President, Chief Accounting Officer

GLENDALE, Calif., May 12, 2021 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced that Vance Chang has been named Chief Financial Officer, effective June 14, 2021.

Most recently, Vance served as CFO for Exer Urgent Care. Before that, he was CFO at YOGAWORKS. He has also held positions at Pressed Juicery, Moelis & Company, Oracle and Deloitte & Touche. Vance received a degree in accounting from the University of Washington and an MBA from The Wharton School, University of Pennsylvania.

Dine Brands CEO John Peyton said, “After a rigorous search process, I’m excited to welcome Vance to Dine Brands. He is a high-impact executive who brings a compelling blend of strategic and collaborative leadership abilities. Vance will be an asset to our business as we continue on a recovery trajectory and focus on growth across every facet of our business.”

Effective June 14, 2021, Allison Hall has been appointed as senior vice president, chief accounting officer. Allison has served as interim CFO since January 2021. As a thirteen-year Dine Brands veteran, Allison joined as Director, Assistant Controller in 2007. She was later promoted to Executive Director, and then ultimately Vice President.

“Allison is a talented financial executive with a deep understanding of Dine Brands. She has helped lead the company through a number of important transactions, during some very unprecedented times,” said Peyton. “With Vance and Allison at the helm of our financial organization, I look forward to our continued success together as we evolve our business and accelerate our momentum in support of our restaurants and franchisees around the globe,” Peyton continued.

About Dine Brands Global, Inc. Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,500 restaurants combined in 17 countries and approximately 350 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

###